SUB-ITEM 77Q1
EXHIBITS


AMENDMENT #7

TO THE BY-LAWS
OF
EDWARD JONES MONEY
MARKET FUND

Effective June 1, 2013


	Insert the following into
ARTICLE VIII, AGREEMENTS,
CHECKS, DRAFTS,
ENDORSEMENTS, ETC. and
renumber the remaining sections
accordingly:

	Section 2.  Delegation of
Authority Relating to Dividends.
The Trustees or the Executive
Committee may delegate to any
Officer or Agent of the Trust the
ability to authorize the payment of
dividends and the ability to fix the
amount and other terms of a dividend
regardless of whether or not such
dividend has previously been
authorized by the Trustees.

	The title of ARTICLE VIII is
deleted and replaced as follows:
"AGREEMENTS, CERTAIN
DELEGATION, CHECKS,
DRAFTS, ENDORSEMENTS,
ETC."






		US_ACTIVE-114709337.
1-KRLIEB 10/25/2013 3:21 PM